Exhibit 10.1

RBC BANK	MODIFICATION AGREEMENT

THIS MODIFICATION AGREEMENT (“Modification Agreement”), effective as of August 18, 2009, by M-TRON INDUSTRIES, INC., a Delaware corporation and PIEZO TECHNOLOGY, INC., a Florida corporation (“Borrower”, whether one or more), both with a mailing address of 2525 Shader Road, Orlando, Florida 32804, and RBC BANK (USA) (“Bank”), with a mailing address of Post Office Box 1220, Rocky Mount, North Carolina  27802-1220.

A. Borrower has made and issued to Bank its promissory note (“Note”) in the original principal amount and dated as indicated on Attachment 1 attached hereto.

B. If so indicated on Attachment 1, the Note is secured and the security is generally as described on Attachment 1.

C.  The Note, any security documents described on Attachment 1 and any other loan and security documents that are outstanding with respect to the extension of credit evidenced by the Note, even if not listed on Attachment 1, are hereinafter collectively referred to as the “Contract” and the Contract is hereby incorporated herein as a part of this Modification Agreement.

D.  Bank and Borrower mutually desire to modify the provisions of the Contract in the manner hereinafter set out, it being specifically understood and agreed that, except as herein modified, the terms and provisions of the Contract and the individual instruments, documents and agreements that make up the Contract shall remain unchanged and the Contract, as herein modified, shall continue in full force and effect as therein and herein written.

NOW, THEREFORE, Bank and Borrower, in consideration of the premises and the sum of One Dollar ($1.00) to each in hand paid by the other, receipt and sufficiency of which are hereby acknowledged by each, do hereby agree as follows:

Section 1.  Modification.  The Contract shall be, and the same is, modified in the manner set forth in Attachment 2.

Section 2.  Effect of Modification.  Nothing contained in this Modification Agreement shall in any way impair the security now held for the indebtedness evidenced by the Contract or the lien priority thereof, nor waive, annul, vary or affect any provision, condition, covenant and agreement contained in the Contract, nor affect or impair any rights, powers and remedies under the Contract, except as herein specifically modified to do any one or more of the foregoing.  If any provision in this Modification Agreement shall be interpreted or applied by a court or other tribunal with personal and subject matter jurisdiction over the parties hereto and the Contract, as modified, so as to impair the security now held for the indebtedness or lien priority thereof, or do any one or more of any of the foregoing, such provision shall be ineffective to the extent it causes an impairment of such security or the lien priority thereof or causes any of such other consequences, or the application thereof shall be in a manner and to an extent which does not impair such security or the lien priority thereof, or result in the occurrence of any of the other consequences.  This Modification Agreement does not extend the expiration dates or enlarge the terms of any property, physical damage, credit and any other insurance written in connection with or financed by said Contract.

Section 3.  Financing Statements.  Borrower irrevocably authorizes Bank to file such financing statements as may be necessary to protect, in Bank’s opinion, Bank’s security interests and liens and, to the extent Bank deems necessary or appropriate, to sign the name of Borrower with the same force and effect as if signed by Borrower and to make public in financing statements and other public filings such information regarding Borrower as Bank deems necessary or appropriate, including, without limitation, federal tax identification numbers, social security numbers and other identifying information.

Section 4.  Credit Investigations; Bank’s Responsibilities.  Bank is irrevocably authorized by Borrower to make and have made such credit investigations as it deems appropriate to evaluate Borrower’s credit, personal and financial standing and employment, and Borrower authorizes Bank to share with consumer reporting agencies and creditors its experiences with Borrower and other information in Bank’s possession relative to Borrower.  Bank shall not have any obligation or responsibility to do any of the following: (1) protect and preserve any collateral and other security given or to be given in connection with the Contract, as herein modified, against the rights of third persons having an interest therein; (2) provide information to third persons relative to the Contract, as herein modified, Bank’s liens and security interests in any collateral and other security, or otherwise with respect to Borrower; and (3) subordinate its liens and security interests in any collateral and other security to the interests of any third persons or to enter into control agreements relative to such collateral and other security.

Section 5.  Usury.  Bank does not intend to and shall not reserve, charge and collect interest, fees and charges under the Contract, as herein modified, in excess of the maximum rates and amounts permitted by applicable law.  If any interest, fees and charges are reserved, charged and collected in excess of the maximum rates and amounts, it shall be construed as a mutual mistake, appropriate adjustments shall be made by Bank and to the extent paid, the excess shall be returned to the person making such a payment.

Section 6.  Documentary Stamps, etc.  To the extent not prohibited by law and notwithstanding who is liable for payment of the taxes and fees, Borrower shall pay, on Bank’s demand, all intangible taxes, documentary stamp taxes, excise taxes and other similar taxes assessed, charged and required to be paid in connection with this Modification Agreement, and any future extension, renewal and modification of the Contract, or assessed, charged and required to be paid in connection with any of the loan documents which make up the Contract.

Section 7.  Anti-Terrorism. Borrower represents, warrants and covenants to Bank as follows: (1) Borrower (a) is not and shall not become a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) does not engage in and shall not engage in any dealings or transactions prohibited by Section 2 of such executive order, and is not and shall not otherwise become associated with any such person in any manner violative of Section 2, (c) is not and shall not become a person on the list of Specially Designated Nationals and Blocked Persons, and (d) is not and shall not become subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order; (2) Borrower is and shall remain in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001); and (3) Borrower has not and shall not use all or any part of the extension of credit evidenced by the Note, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended..

Section 8.  Costs and Expenses.  All of the costs and expenses incurred by Bank in connection with this Modification Agreement shall be paid by Borrower upon the request of and at the time of demand for payment thereof made by Bank on Borrower.  As used herein, “costs and expenses” include, without limitation, reasonable attorneys’ fees and fees of legal assistants, and reasonable fees of accountants, engineers, surveyors, appraisers and other professionals or experts – and all references to attorneys’ fees or fees of legal assistants, or fees of accountants, engineers, surveyors, appraisers or other professionals or experts shall mean reasonable fees.

Section 9.  Maintenance of Records.  Bank is authorized to maintain, store and otherwise retain this Modification Agreement and the other documents constituting the Contract in their original, inscribed tangible forms or records thereof in an electronic medium or other non-tangible medium which permits such records to be retrieved in perceivable forms.

Section 10.  Waiver of Jury Trial.  Borrower, to the extent permitted by law, waives any right to a trial by jury in any action arising from or related to this Modification Agreement and waives any right to a trial by jury in any action or proceeding arising from or related to the Contract, as herein modified.

Section 11.  Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State whose laws govern the Contract, excepting, however, its conflict of law provisions.

Section 12.  Reservation of Rights; Entire Agreement.  Bank does hereby reserve all rights and remedies it may have against all parties secondarily liable for repayment of the indebtedness evidenced by the Contract. The Contract, as herein modified, contains the entire agreement of the parties and the undersigned do hereby ratify and confirm the terms of the Contract, all of which shall remain in full force and effect, as modified herein.  This Modification Agreement shall be binding upon any assignee and successor in interest of the parties hereto. Borrower waives and will not assert against any transferee and assignee of Bank any claims, defenses, set-offs and rights of recoupment which Borrower could assert against Bank, except defenses which Borrower cannot waive.  All references herein to the “Modification Agreement” include any supplemental agreements filed of record to reflect modifications of any of the instruments, documents and other agreements making up the Contract that are of record.

The undersigned have executed this Modification Agreement under seal as of the day and year first above stated.

BANK:

RBC BANK (USA)

By: /s/ Valerie McDonald
Print Name: Valerie McDonald
Title: Senior Vice President

BORROWER:

M-TRON INDUSTRIES, INC.,	PIEZO TECHNOLOGY, INC.,
a Delaware corporation	a Florida Corporation

By: /s/ Greg Anderson	By: /s/ Greg Anderson
Print Name: Greg Anderson	Print Name: Greg Anderson
Title: President	Title: President

The LGL Group, Inc., a Delaware corporation, successor by merger to Lynch Corporation, an Indiana corporation, as guarantor under the Guaranty hereby joins in the execution of this Modification Agreement for the purposes of acknowledging and agreeing to the terms and provisions of this Modification Agreement and the changes effected hereby; and to stipulate further and agree that its Guaranty shall remain in full force and effect, notwithstanding the modifications effected by this Agreement.

THE LGL GROUP, INC., a Delaware corporation

By: /s/ Greg Anderson
Print Name: Greg Anderson
Title: President

Attachment 1
To
Modification Agreement

1.	Describe Promissory Note (Date, Original Amount, Current Amount and all Modifications):

Consolidated, Amended and Restated Commercial Promissory Note dated September 30, 2005 in the face amount of $3,040,000.00.

2.	Describe Security Documents (Type, Date and if recorded, Recording Information):

Amended and Restated Mortgage, Assignment of Rents and Security Agreement dated September 30, 2005 and recorded on November 2, 2005 in Official Records Book 8283, Page 1662, Public Records of Orange County, Florida (the “Mortgage”).

Assignment of Leases, Rents and dated September 30, 2005 and recorded on November 2, 2005 in Official Records Book 8283, Page 1682, Public Records of Orange County, Florida (the “Assignment of Rents”).

UCC-1 Financing Statement recorded on November 2, 2005 in Official Records Book 8283, Page 1693, Public Records of Orange County, Florida.

UCC-1 Financing Statement filed on November 8, 2005 with the Florida Secured Transaction Registry under File No. 200501115046.

Unconditional Guaranty Agreement dated September 30, 2005, made by The LGL Group, Inc., a Delaware corporation (“LGL”), successor by merger to Lynch Corporation, an Indiana corporation, in favor of Bank (the “Guaranty”)

3.	Describe other loan documents:

Loan Agreement dated May 16, 2006 by and between Borrower and Bank (“Loan Agreement”).

Subordination Agreement dated September 30, 2005, by and between Bank, Borrower and LGL (the “Subordination Agreement”).

Waiver Letter dated May 19, 2009, from Bank to Borrower and LGL (the “Waiver Letter”).

Attachment 2
To
Modification Agreement

1.  Notwithstanding any other provision to the contrary or any right of Borrower or LGL to cure any default under the terms of the Contract including Borrower’s temporary right to cure financial covenant defaults set forth in Section 4 below, Borrower and LGL hereby agree that should Borrower or LGL be in default (beyond any applicable cure period) of any of Borrower or LGL’s obligations under any loan from First National Bank of Omaha , such default shall be considered a material Event of Default under the Contract whereby neither Borrower nor LGL shall be entitled to cure such Event of Default (known hereafter as a “Non-Curable Default”) and Bank may immediately exercise any and all rights and remedies of Bank to remedy such Non-Curable Default.

2.  The Subordination Agreement is hereby modified as follows:

(a)  Subordinated Debt shall be no greater than $4,500,000.00.

(b)  Section 3 entitled “Forbearance” is hereby deleted and replaced with the following:

“Creditor hereby agrees that it will not ask, demand, sue for, take or receive from Borrower, by setoff or in any other manner, the whole or any part of any monies, now or hereafter owing by Borrower to Creditor, nor any security therefor, unless and until the Bank Debt shall have been indefeasibly paid in full.”

3.  The Loan Agreement is hereby modified as follows:

(a)  The Tangible Net Worth financial covenant under Section D, Attachment 5 is hereby increased to $5,500,000.00.

(b)  The definition of “Tangible Net Worth” is hereby deleted from Section E, Attachment 5 of the Loan Agreement and replaced with the following definition:

“Tangible Net Worth” means the total of Shareholders’ Equity less (i) intangibles, (ii) deferred charges, (iii) leasehold improvements and (iv) loans receivable from related parties.

(c)  The following definitions are hereby added to Section D, Attachment 5:

“Shareholders’ Equity” means the total of (i) share capital (excluding redeemable preferred shares and treasury stock), (ii) contributed surplus, (iii) retained earnings and (iv) Subordinated Debt not to exceed $4,500,000.00.

 (d)  The definition of “Fixed Charge Coverage” is hereby deleted from Section E, Attachment 5 of the Loan Agreement and replaced with the following definition:

“Fixed Charge Coverage Ratio” means the ratio of EBITDA, less cash, income taxes and Unfunded Capital Expenditures, to Fixed Charges, calculated on a rolling 12 months basis.

(e)  The definition of “EBITDA” is hereby deleted from Section E, Attachment 5 of the Loan Agreement and replaced with the following definition:

“EBITDA” means the total of (i) net income from continuing operations (excluding extraordinary gains or losses), and to the extent deducted in determining net income, (ii) Interest Expense, (iii) income taxes, (iv) depreciation, depletion and amortization expenses.  For the purposes of determining EBITDA for the Fixed Charge Coverage Ratio financial covenant for the period commencing on April 1, 2009 and ending on March 31, 2010, EBITDA shall include cash injection from LGL Group, Inc. (“LGL”), by way of a subordinated loan from  LGL to Borrower.

(f)  The following definitions are hereby added to Section D, Attachment 5:

“Fixed Charges” means the total of Interest Expense, scheduled principal payments in respect of Funded Debt and Corporate Distributions.

“Corporate Distributions” means all payments to (i) any shareholder (or other holder of an equity interest in Borrower), director, executive or officer of the Borrower, (ii) any Affiliate or holder of Subordinated Debt of the Borrower, or (iii) any shareholder (or other holder of an equity interest in Borrower), director, executive or officer of any Affiliate or holder of Subordinated Debt of the Borrower.  For greater certainty, it includes bonuses, dividends, salaries (except salaries to officers or other employees in the ordinary course of business), and repayment of Indebtedness or making of loans to any such person.

(g)  The definition of “Total Liabilities” or “Total Debt” is hereby deleted from Section E, Attachment 5 of the Loan Agreement and replaced with the following definition:

“Total Liabilities” or “Total Debt” means all liabilities including Contingent Liabilities, exclusive of deferred tax liabilities, less Subordinated Debt not to exceed $4,500,000.00.

(h)  The Total Liabilities/Tangible Net Worth covenant under Section D, Attachment 5 is hereby deleted and replaced with the following:

Total Liabilities/Tangible Net Worth.  A ratio of (i) Total Liabilities to (ii) Tangible Net Worth of no greater than 4.00 to 1.00.

4.  Provided that Borrower timely submits all required reports or financial statements to Bank, for any calendar quarter during the period commencing on April 1, 2009 and ending on March 31, 2010 whereby Borrower quarterly or annual financial reports submitted to Bank shows a default of any financial covenant set forth in Section D, Attachment 5 of the Loan Agreement, Borrower shall have 45 days after the end of such calendar quarter to cure such financial covenant default.

5.  The modifications herein shall supersede the terms set forth in the Waiver Letter.